UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2005

PartnerRe Ltd.
(Exact Name of Registrant as specified in its Charter)

Bermuda
(State or other jurisdiction of incorporation)

0-2253		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01. Entry into a Material Definitive Agreement.

     On October 25, 2005, PartnerRe Ltd. (“we”, “us”, or “our”) announced that it has entered into a three-and-a-half-year term loan agreement with Citibank, N.A. We will receive net proceeds of $400 million from this loan. Separately, we have entered into a three-year equity forward sale agreement with an affiliate of Citigroup Global Markets Inc. that allows PartnerRe to deliver common shares to the forward counterparty at any time during the term of the agreement. The future sale price of PartnerRe common shares under this equity forward sale agreement will be no less than $59.41 and no more than $79.63, subject to certain adjustments. PartnerRe is not currently issuing common shares in the forward sale transaction. However, the forward counterparty, through its affiliate, Citigroup Global Markets Inc., initially sold 4,207,869 of our common shares in a public offering to hedge its position under the forward sale agreement, and will sell an additional 2,524,721 of our common shares in the future from time to time. The forward counterparty advised us that it intended to borrow the shares to be sold from third party stock lenders.

     Also on October 25, 2005, we sold 2,448,980 of our common shares at a price to public of $62.00 per share. We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, of approximately $149.2 million.

     We will use the net proceeds from these transactions for general corporate purposes.

     In connection with these transactions, we made the following disclosures.

     The Forward Sale Agreement

     We have entered into a forward sale agreement dated October 25, 2005 under which we will sell our common stock to an affiliate of Citigroup Global Markets Inc., which affiliate we refer to as the forward counterparty.

     Any portion of the forward sale agreement that we do not elect to settle early as described below will be settled over a 40 trading day period surrounding the maturity of the forward sale agreement in three years. On each settlement date, we will issue and deliver to the forward counterparty a pro rata portion of the number of shares underlying the forward contract, and the forward counterparty will pay us a purchase price that will be determined as follows.

     The purchase price for each settlement date will be the product of the daily per share purchase price for that settlement date and the number of shares delivered on that settlement date. The daily per share purchase price for any settlement date shall be determined as follows:

  If the closing price of our common shares on the New York Stock Exchange is less than or equal to $59.41, which we refer to as the floor price, the daily per share purchase price will be the floor price.

  If such closing price is greater than the floor price but less than or equal to $79.63, which we refer to as the cap price, the daily per share purchase price will be that closing price.

  If such closing price is greater than the cap price, the daily per share purchase price will be the cap price.

As a result, we will receive at least the floor price for each share we deliver, and we retain the benefit of any appreciation in our share price between the floor price and the cap price.

     We may elect to settle the forward sale agreement early in whole or in part at any time. Upon any such optional early settlement of the forward sale agreement, we will issue and deliver to the forward counterparty the number of our common shares underlying the portion of the forward sale agreement subject to such early settlement, and the forward counterparty will pay to us a purchase price for the shares delivered by us, and will also deliver to us, for no additional consideration, a contract entitling us to an additional payment on or about the originally scheduled settlement date of the forward sale agreement, which we refer to as an additional payment contract. The purchase price per share to be paid by the forward counterparty in such an optional early settlement will be the discounted present value of the floor price (discounted from the relevant settlement date at a LIBOR rate) as of the early settlement date. The payment that we will receive under the additional payment contract will be approximately equal to the excess over the floor price, if any, of the purchase price per share that we would have received under the forward sale agreement had we not elected early settlement (subject to our right to elect to receive such payment in our common shares with an equivalent value, or to settle the additional payment contract by purchasing a number of our common shares equal to the number underlying the portion of the forward sale agreement subject to the optional early settlement for a discount price that represents an equivalent net value to us).

     We will make quarterly periodic payments under the forward sale agreement equal to approximately $0.3998 per common share underlying the forward sale agreement, provided that we may defer such payment until settlement. The floor price and the cap price will also be reduced by the amount, if any, by which our quarterly dividend exceeds $0.42 per share, or increased by the amount, if any, by which our quarterly dividend is less than $0.42 per share.

     Settlement of the forward sale agreement may be accelerated by the forward counterparty under certain circumstances, including (i) if the forward counterparty is unable to borrow a sufficient number of our common shares to hedge its position under the forward sale agreement, or (ii) we are a party to a merger or recapitalization in which holders of our common shares receive cash or property other than traded equity securities. The forward counterparty’s decision to accelerate the settlement of the forward sale agreement will be made irrespective of our need for capital. If the forward sale agreement is so accelerated, we will deliver the shares underlying the forward sale agreement to the forward counterparty against payment from the forward counterparty of a purchase price per share equal to the present value of the floor price plus an amount representing the current value at the time of acceleration of our right to retain the benefit of any appreciation in our share price between the floor price and the cap price.

     Upon the occurrence of certain bankruptcy, insolvency or reorganization events with respect to PartnerRe, the forward sale agreement will automatically terminate on the date thereof without further liability of either party, in which case we would lose the benefit of the forward sale agreement.

     The forward counterparty’s rights under the loan described below under “The Loan Agreement,” including the proceeds of any repayment or syndication thereof, will be pledged by the forward counterparty to us to secure the forward counterparty’s obligation to pay the purchase price under the forward sale agreement, subject to the forward counterparty’s right to substitute cash collateral.

     The Loan Agreement

     We also entered into a loan agreement dated October 25, 2005 with the forward counterparty pursuant to which we will borrow $400 million, which we refer to as the loan. The loan will bear interest quarterly at a floating rate of 3-month LIBOR plus 0.50%, and the loan agreement contains covenants and events of default substantially identical to those contained in our existing credit facility. See our current report on Form 8-K dated October 6, 2005. The loan will mature on April 27, 2009. We will not be permitted to prepay the loan prior to its maturity, and the loan is not callable or puttable by the lender other than upon an event of default. The forward counterparty has pledged its rights under the loan agreement, including the proceeds of any repayment or syndication of the loan, to us to secure its obligations to pay the purchase price to us under the forward sale agreement, subject to the forward counterparty’s right to substitute cash collateral.

     Risk Factors

     Our ultimate liability for recent weather-related losses is subject to significant uncertainty.

     On October 24, 2005 we announced losses for the third quarter of 2005 relating to the Gulf Coast Hurricanes Katrina and Rita and the flooding in Central Europe, adjusted for reinstatement premiums, of approximately $610 million on a pre-tax basis. This includes estimated claims of approximately $510 million relating to Hurricane Katrina, estimated claims of approximately $35 million relating to Hurricane Rita, and estimated claims of approximately $65 million for the flooding in Central Europe. Total shareholders’ equity at September 30, 2005 was $3,085 million, representing a decline of approximately 11 percent from the $3,482 million reported at June 30, 2005.

     Current estimates for losses relating to Hurricanes Katrina and Rita and the flooding in Central Europe are based mainly on loss indications from brokers, clients and public announcements to date, current industry loss estimates, output from industry and proprietary models and a review of in-force contracts. Our actual losses may vary materially from our estimated losses.

     In addition, our estimated losses as a result of Hurricane Katrina are subject to a further level of uncertainty arising out of these losses’ extremely complex and unique causation and related coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. For example, many of our clients’ underlying policies exclude flood damage; however, water damage directly related to wind damage may be covered. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.

     Our actual losses from Hurricanes Katrina and Rita and the flooding in Central Europe may exceed our estimated losses as a result of, among other things, the receipt of additional information from clients, brokers and loss adjusters, the attribution of losses to coverages that, for the purpose of our estimates, we assumed would not be exposed and to a lesser extent an increase in current industry loss estimates, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

     On October 25, 2005 we provided an initial estimate of expected claims relating to Hurricane Wilma, which impacted Mexico and Florida. Preliminary information indicates that we will experience claims of approximately 3% of the estimated $2 to $2.5 billion total insured industry loss in Mexico and approximately 1% of the total insured industry loss in Florida. It is too early to determine a meaningful estimate of our losses from this event as actual industry losses may differ substantially from these initial estimates and our estimation of our portion of the industry loss may vary as more information becomes available.

     A.M. Best has placed our ratings under review with negative implications.

     On September 15, 2005, A.M. Best announced that it was placing our financial strength rating of “A+” under review with negative implications. The announcement related to a number of other companies in addition to PartnerRe. It also stated that additional rating actions are likely in the future as A.M. Best continues its analysis of the potential impact of Hurricane Katrina and the catastrophe risk management of the companies under review.

     If our A.M. Best or other rating were significantly downgraded, our competitive position in the reinsurance industry would suffer, and it could be more difficult for us to market our products. Certain business that we write contains terms that give the ceding company or derivative counterparties the right to terminate cover and/or require collateral if our ratings are downgraded. A significant downgrade could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as client companies, and brokers that place our business, move to other competitors with higher ratings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd.
(Registrant)

Date:	October 26, 2005	By:	/s/ Patrick Thiele

			Name:	Patrick Thiele
			Title:	President and Chief Executive Officer